FIFTH AMENDMENT TO
HENDERSON GLOBAL FUNDS
DISTRIBUTION AGREEMENT

This Amendment (the “Amendment”) to the Henderson Global Funds Distribution Agreement (the “Distribution Agreement”) dated as of March 31, 2009, as amended from time to time, by and between Henderson Global Funds (the “Trust”) and Foreside Fund Services, LLC (“Foreside”) is entered into as of March 30, 2012 (the “Effective Date”).

WHEREAS, the Trust intends to offer shares in various series as listed in Appendix A hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement being herein referred to as a “Fund,” and collectively as the “Funds”) and the Trust intends to offer shares of various classes of each Fund as listed in Appendix A hereto (each such class together with all other classes subsequently established by the Trust in a Fund being herein referred to as a “Class,” and collectively as the “Classes”);

WHEREAS, the Trust desires that Foreside offer, as principal underwriter, the Shares of each Fund and Class thereof to the public and Foreside is willing to provide those services on the terms and conditions set forth in this Agreement in order to promote the growth of the Funds and facilitate the distribution of the Shares;

WHEREAS, Adviser and Foreside desire to amend Appendix A to the Distribution Agreement to reflect the addition of the Henderson All Asset Fund;

WHEREAS, pursuant to Section 16(b) of the Distribution Agreement all amendments are required to be in writing and executed by the parties hereto;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and Foreside hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Distribution Agreement.

2.	As of the Effective Date, Appendix A to the Distribution Agreement is amended and restated as provided on Exhibit A attached hereto.

3.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

4.	Except as expressly amended hereby, all of the provisions of the Distribution Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

HENDERSON GLOBAL FUNDS

By: /s/ Christopher K. Yarbrough

Print Name: Christopher K. Yarbrough

Title: Secretary

FORESIDE FUND SERVICES, LLC

By:  Mark Fairbanks

Print Name:   Mark Fairbanks

Title:   President

APPENDIX A
As of March 30, 2012

Funds of the Trust	Classes of the Trust	Distribution Fees Payable to Foreside*	Shareholder Service Fees Payable to Foreside*
Henderson European Focus Fund	A B C I	0.25% 0.75% 0.75% None	None 0.25% 0.25% None
Henderson Global Technology Fund	A B C I	0.25% 0.75% 0.75% None	None 0.25% 0.25% None
Henderson International Opportunities Fund	A B C R I	0.25% 0.75% 0.75% 0.50% None	None 0.25% 0.25% None None
Henderson Strategic Income Fund	A B C I	0.25% 0.75% 0.75% None	None 0.25% 0.25% None
Henderson Japan Focus Fund	A C	0.25% 0.75%	None 0.25%
Henderson Global Equity Income Fund	A C I	0.25% 0.75% None	None 0.25% None
Henderson Global Leaders Fund	A C	0.25% 0.75%	None 0.25%
Henderson International All Cap Equity Fund	A C I	0.25% 0.75% None	None 0.25% None
Henderson Emerging Markets Opportunities Fund	A C I	0.25% 1.00% None	None 1.00% None
Henderson Money Market Fund	A B C Z	0.25% 0.75% 0.75% None	None 0.25% 0.25% None
Henderson All Asset Fund	A C I	0.25% 0.75% None	None 0.25% None